Exhibit 4.5
Barclays Plc
Rules of the Barclays Plc Renewed 1986 Executive Share Option
Scheme
001BB/57822
C1/KK
Lovells LLP, Atlantic House, Holborn Viaduct, London EC1A 2FG

Rules of the Barclays Plc Renewed 1986 Executive Share Option Scheme
1.	The Scheme

The name of the Scheme shall be “The Barclays PLC Renewed 1986 Executive Share Option Scheme”.

2.	Definitions

In these Rules and in the Schedule to these Rules, save where the context otherwise requires:-
(a)	“the Act” means the Income and Corporation Taxes Act 1988.

(b)	“Acquiring Company” means a company which for the purposes of paragraph 12 below comes within the definition of “the acquiring company” in paragraph 15 (1) of Schedule 9.

(c)	“Associated Company” means an associated company of the Company within the meaning of section 416 of the Act.

(d)	“Auditors” means the auditors for the time being of the Company or, in the event of there being joint auditors, such one of them as the Board shall select.

(e)	“the Board” means the Board of Directors of the Company or a Committee of the Board of Directors of the Company appointed to administer the Scheme.

(f)	“the Company” means Barclays PLC.

(g)	“Control” means control of a company within the meaning of section 840 of the Act save that for the purposes of paragraph 11.1 below a person shall be deemed to have obtained control of a company if he and others acting in concert with him have together obtained control of it within such meaning.

(h)	“Controlling Company” means a company other than the Company and an Acquiring Company which falls within paragraph 10 (b) or 10 (c) of Schedule 9.

(i)	“the Date of Grant” means the date of the grant of an Option in accordance with paragraph 4.5.

(j)	“Eligible Employee” means any individual whose terms of employment require him to devote substantially the whole of his time to working for any one or more Participating Companies but excluding:-
(i)	any director of any one or more Participating Companies who is required to work for less than 30 hours a week (excluding meal breaks) ; and

(ii)	any employee of anyone or more Participating Companies (other than one who is a director of a Participating Company) who is required to work for less than 20 hours a week (excluding meal breaks)
who is nominated by the Board in its absolute discretion to receive an invitation to apply for an Option; and who is not, in the opinion of the Board, within two years of his anticipated retirement date but subject to paragraph 6.4.
(k)	“Employee Share Scheme” means a scheme established by the Company or any Subsidiary for the acquisition of shares in the Company or any Subsidiary by directors or employees.

(l)	“Exercise Price” means, in relation to each Option, such amount as the Board may in accordance with paragraph 4.5 state when granting the Option, being a price not manifestly less than the Market Value of Shares on such day or days as the Board may select being not more than 30 days before the Date of Grant, or the nominal value of such Shares if greater, but subject to any adjustment under paragraph 14.1.

(m)	“the Invitation Date” means the date of any invitation to apply for an Option made in accordance with paragraph 4.2.

(n)	“the Market Value” of a Share or Shares on a particular day means the average middle market quotation of a Share as derived from the Daily Official List of The Stock Exchange (rounded up to the nearest whole penny) over a period of not more than five successive dealing days immediately preceding the Invitation Date of which the first day is not more than 30 days before the Date of Grant and falls within the period permitted for the grant of Options in paragraph 4.1.

(o)	“Option” means an option to subscribe for Shares pursuant to the Scheme.

(p)	“Option Holder” means a person who has been granted an Option in accordance with the terms of the Scheme and in whom rights under the Scheme are still vested or (where the context so requires) the legal personal representative of such a person.

(q)	“Participating Company” means (i) the Company and (ii) such one or more Subsidiaries as may be nominated from time to time by the Board.

(r)	“Relevant Emoluments” means such of the emoluments of the office or employment by virtue of which the Eligible Employee is eligible to participate in the Scheme as are liable to be paid under deduction of tax pursuant to section 203 of the Act (Pay as you earn), after deducting from them amounts included by
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virtue of Chapter II of Part V of the Act (Supplementary charging provisions applicable to directors and higher paid employees and office holders).

(s)	“Schedule 9” means Schedule 9 to the Act.

(t)	“the Scheme” means the Barclays PLC Renewed 1986 Executive Share Option Scheme.

(u)	“Shares” means ordinary shares in the capital of the Company which comply with the conditions in paragraphs 10 to 14 (inclusive) of Schedule 9 and “Share” and “Shareholder” shall be construed accordingly.

(v)	“Share Option Scheme” means a scheme established by the Company or any Subsidiary for the granting of options to subscribe for shares in the Company or any Subsidiary to directors or selected employees (and which is not linked to an SAYE contract).

(w)	“The Stock Exchange” means The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited.

(x)	“Subsidiary” means a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 which is under the control of the Company within the meaning of section 840 of the Act.

(y)	“Year of Assessment” means a year of assessment within the meaning of section 832 (1) of the Act.
Reference to any provision of any statute shall be construed as including a reference to any statutory modification or re-enactment thereof for the time being in force. Words denoting the singular number only shall include the plural number also and vice versa. Words denoting the masculine gender shall include the feminine gender also. References to paragraphs are references to paragraphs of these Rules unless otherwise stated.
3.	The Sub-Schemes

The Scheme is divided into two sub-schemes as to which:-

3.1	the first shall be known for these purposes as the “Approved Part” and the Approved Part and any Option granted under it shall be governed by paragraphs 2 to 17 (inclusive) ;

3.2	the second shall be known as the “Unapproved Part” and the Unapproved Part and any Option granted under it shall be governed by paragraphs 2 to 17 (inclusive) as varied by the provisions set out in the Schedule to these Rules.
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4.	Offer and Grant of Options

4.1	Subject to paragraphs 4.7 and 5, the Board may in its absolute discretion grant Options subject to the Rules of the Scheme in each of the calendar years 1991 to 2000, inclusive. Such grants may be made within the 42 days following the announcement to The Stock Exchange of the annual, half-yearly or quarterly results (if any) of the Company.

4.2	On each occasion when Options are to be offered, the Board shall determine in its absolute discretion the Eligible Employees who may participate in the Scheme and the extent of the participation of each such Eligible Employee and invite each such Eligible Employee to apply for an Option or Options accordingly.

4.3	An Option may be granted on the basis that it will become exercisable only on the fulfilment of special conditions which have been approved by the Inland Revenue and are set out in the invitation issued on behalf of the Board in accordance with paragraph 4.2.

4.4	Applications for Options shall be in such form as the Board may require, and shall be made within such period of not more than 14 days from the Invitation Date as the Board may direct.

4.5	The Board shall notify Eligible Employees who have been granted Options of the grant thereof not later than 14 days after the expiry of the application period specified in paragraph 4.4. Such notice shall be under seal and otherwise in such form as the Board considers appropriate, and shall state the number of Shares comprised in the Option, the Date of Grant and the Exercise Price. The Board may at its discretion refuse to grant all or part of any Option for which an application has been made without stating the reason therefor.

4.6	An Option shall be exercisable only by the Option Holder and shall not be capable of being transferred, assigned or charged by the Option Holder.

4.7	Unless in exceptional circumstances the Board otherwise determines, no Options may be granted to existing Option Holders in any year in which there is no distribution under the Barclays PLC Renewed 1974 and 1979 UK Profit Sharing Schemes or the Barclays PLC 1991 Profit Sharing Schemes in respect of the Company’s previous financial year.

4.8	If the Company is restricted by statute, order, regulation or otherwise (including a restriction resulting from the application of the Model Code for Securities Transactions for Directors of Listed Companies or any comparable code adopted by or imposed upon the Company) from granting Options within any such 42 day period as is mentioned in paragraph 4.1 above, the Board shall be permitted to grant options within the period of 42 days after the lifting of such restrictions.
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5.	Limitations on share capital

5.1	No Option shall be granted which would result in the aggregate nominal amount of share capital issued or issuable or subscribed out of profits under the Scheme and any other Employee Share Scheme exceeding the maximum amount authorised for such purpose by the Board acting within the authority given by the Company in General Meeting and by current legislation, but subject where appropriate to any adjustment under paragraph 14.1.

5.2	The number of Shares issued or issuable under the Scheme at any time (when aggregated with those issued or issuable in respect of options granted under the Barclays PLC 1986 Executive Share Option Scheme in the preceding 10 years) shall not exceed 5 per cent. of the total number of Shares then in issue or 78,500,000, whichever is the less, but subject to any adjustment under paragraph 14.1.

5.3	The aggregate number of Shares over which options may be granted in any given year and the two preceding years under the Scheme and the Barclays PLC 1986 Executive Share Option Scheme shall not exceed 3 per cent. of the Shares in issue at the Date of Grant.

5.4	No Options shall be granted under the Scheme in the period of four years commencing on 1st January 1991 if as a result the number of Shares issuable on the exercise of such Options when aggregated with the number of Shares issuable on the exercise of options granted during such period of four years under any other Share Option Scheme would exceed 2.5 per cent of the issued ordinary share capital of the Company from time to time but subject to any adjustment under paragraph 14.1.

6.	Limits on individual participation

6.1	No Eligible Employee shall obtain rights under the Approved Part of the Scheme which would at the time they are obtained cause the aggregate market value of the Shares which he may acquire in pursuance of rights obtained under the Scheme or under any other Share Option Scheme approved under Schedule 9 established by the Company or an Associated Company to exceed or further exceed the higher of:-
6.1.1	£100,000; or

6.1.2	where there are Relevant Emoluments for the current and preceding Years of Assessment, four times the amount of the Relevant Emoluments for the current or preceding Year of Assessment whichever of those years gives the greater amount; or

6.1.3	where there were no Relevant Emoluments for the preceding Year of Assessment, four times the amount of the Relevant Emoluments for the
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period of twelve months beginning with the first day during the current Year of Assessment in respect of which there were Relevant Emoluments.
6.2	For the purposes of paragraph 6.1 the market value of Shares means (in the case of Options) the Exercise Price and (in other cases) means the market value calculated as at the date the rights to acquire such shares were obtained or at such earlier date as may be permitted by the rules of the relevant scheme.

6.3	No Eligible Employee shall be granted an Option which would at the Date of Grant cause the aggregate of the Exercise Price of the Shares comprised in that Option and the market value at the date of grant of any other shares in respect of which an option or options had been granted in the preceding 10 years under the Scheme or any other Share Option Scheme (but excluding any shares the rights in respect of which have been exercised) to exceed or further exceed four times his remuneration from the Company and any Subsidiary at that date. For this purpose, an individual’s remuneration shall be taken as the greater of:
6.3.1	the annual rate of his remuneration (excluding bonuses, commissions and benefits in kind) ; and

6.3.2	the total remuneration (including bonuses and commission, but excluding benefits in kind) in the twelve months immediately preceding that date.
6.4	No person may obtain or exercise rights under the Scheme if he has, or within the preceding 12 months had, a material interest in a company which is a close company for the purposes of paragraph 8 of Schedule 9 and which is:
6.4.1	a company the shares of which may be acquired pursuant to the exercise of rights obtained under the Scheme, or

6.4.2	a company which has control of such a company or is a member of a consortium (as defined for the purposes of the said paragraph 8) which owns such a company.
An interest shall be a material interest for this purpose if it is a material interest for the purposes of the said paragraph 8.

7.	Exercise and Lapse of Options

7.1	Subject to paragraphs 7.3, 7.4, 11 and 13, no Option may be exercised earlier than three years from the Date of Grant or such longer period of less than ten years as the Board may specify when granting the Option.
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7.2	An Option will lapse automatically insofar as it has not been exercised before the expiry of ten years from the Date of Grant.

7.3	If an Option Holder dies before the exercise of his Option his legal personal representative may, subject to paragraphs 6.4 and 7.2, exercise his Option in accordance with paragraph 8 within one year of the date of his death but not thereafter.

7.4	If an Option Holder ceases to be employed by any one or more Participating Companies by reason of:
7.4.1	injury;

7.4.2	disability;

7.4.3	redundancy within the meaning of the Employment Protection (Consolidation) Act 1978 (as amended);

7.4.4	retirement at normal retirement age or at the age at which he is bound to retire in accordance with the terms of his contract of employment;

7.4.5	the company by which he is employed ceasing to be a Participating Company; or

7.4.6	the undertaking in which he works being sold to a purchaser which is not a Participating Company.

The Option Holder may, subject to paragraphs 6.4 and 7.2, exercise his Option in accordance with paragraph 8 within twelve months of his so ceasing to be employed or, if later, three years and six months after the Date of Grant of the Option.
7.5	Save insofar as it has previously been exercised, and subject to paragraphs 6.4, 7.3 and 7.4, an Option shall lapse on the date on which the Option Holder:
7.5.1	ceases to be employed for whatever reason by a Participating Company except insofar as such cessation is for the purpose of taking up an alternative employment proposed by such Participating Company, or

7.5.2	transfers assigns or charges or attempts to transfer assign or charge his interest in the Option, or

7.5.3	is adjudicated bankrupt.
PROVIDED THAT in the events of lapse specified in paragraphs 7.5.1 and 7.5.3 the Board may determine that the Option shall continue to be exercisable in accordance with paragraph 8 within twelve months of his so ceasing to be employed or, if later, three years
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and six months after the Date of Grant of the Option but subject always to paragraphs 6.4 and 7.2.
7.6	Where an Option Holder’s employment is terminated without notice it shall be treated as ceasing on the date of termination and where the said employment is terminated with notice it shall be treated as ceasing upon the date on which that notice is given.

8.	Manner of Exercise of Options

8.1	Subject to paragraphs 6.4 and 7, and to the fulfilment of any special conditions imposed in accordance with paragraph 4.3, an Option shall be exercised in whole or part by the Option Holder giving notice in writing to the Company in such form as the Board shall require stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. With such notice the Option Holder shall supply such other documents as the Board may require and shall pay the Exercise Price to the Company. An Option (or part thereof) shall be deemed to have been exercised on the date when the said notice together with a remittance for the Exercise Price is received by the Company. Within 30 days of the receipt of a valid notice of exercise the relevant shares will be allotted and as soon as practicable thereafter the Company shall send a certificate for the relevant Shares to the Option Holder.

8.2	Any partial exercise of an Option (other than such partial exercise as completes the exercise of the said Option) shall be in respect of 100 Shares or a multiple thereof. As soon as is practicable after such partial exercise, the Company shall send a new Option statement to the Option Holder.

9.	Issue of Shares

9.1	Shares issued pursuant to the Scheme will rank pari passu in all respects with the Shares then in issue, except that they will not rank for any dividend declared for payment to holders of Shares on the register of members of the Company at a record date which precedes the date of exercise of the relevant Option.

9.2	The Company shall use its best endeavours to procure that as soon as practicable after the allotment of any Shares pursuant to the Scheme the same shall be admitted to the Official List by the Council of The Stock Exchange.

9.3	No Shares shall be allotted pursuant to the exercise of an Option if such allotment would be contrary to any enactment or regulation for the time being in force in England or any other country having jurisdiction in relation thereto.
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10.	Renunciation or determination of Options

10.1	An Option Holder may within one month of the Date of Grant renounce his Option by giving the Company notice in writing under seal of his intention to do so. The renunciation shall be effective from the date of receipt of such notice by the Company, whereupon the Option Holder’s Option shall be deemed for all purposes never to have been granted.

10.2	It shall be a condition of the Scheme that in the event of the termination of an Option Holder’s Employment (for whatever reason) he shall not be entitled to any compensation whatsoever by reason of any alteration or determination of his rights or expectations under the Scheme.

11.	Takeover Offers etc.

11.1	The provisions of paragraph 11.2 below shall apply:-
11.1.1	If any person obtains Control of the Company as a result of making:
(a)	a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by such person) which is made on a condition such that if it is satisfied the person making the offer will have control of the Company; or

(b)	a general offer to acquire all the Shares of the Company (or such Shares as are not already owned by such person);
11.1.2	if any person obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under Section 425 of the Companies Act 1985.
11.2	Subject to paragraph 7.2, an Option Holder may at any time within the appropriate period as defined in paragraph 11.3 below, exercise any Option of his then subsisting, notwithstanding that such exercise may occur within three years of the date on which the Option was granted, and any such Option which is not so exercised shall lapse and become of no effect PROVIDED that this paragraph shall not apply where a Participant by agreement with an Acquiring Company releases any Option of his then subsisting in consideration of the grant to him of a New Option pursuant to paragraph 12 below before the expiry of the appropriate period referred to in paragraph 12.4 below.

11.3	The appropriate period referred to in paragraph 11.2 above is:-
11.3.1	in a case falling within paragraph 11.1.1 above a period commencing on the date when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made is satisfied and ending on the earlier of:-
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(a)	six months after such date; and

(b)	thirty days before the last date on which the person making the offer is permitted to issue a notice pursuant to Section 429 of the Companies Act 1985; and
11.3.2	in a case falling within paragraph 11.1.2 above, a period of six months commencing with the time when the Court sanctions the compromise or arrangement.
12.	Replacement of Options on Change of Control of the Company

12.1	The provisions of paragraph 12.2 below shall apply where an Acquiring Company
12.1.1	obtains Control of the Company as a result of making:-
(a)	a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by it and/or by any of its subsidiaries) made on a condition such that if it is satisfied the Acquiring Company will have Control of the Company, or

(b)	a general offer to acquire all the Shares (or such Shares as are not already owned by the Acquiring Company and/or by any of its subsidiaries), or
12.1.2	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985, or

12.1.3	becomes bound or entitled to acquire Ordinary Shares under Section 428 to 430 of the Companies Act 1985.
12.2	An Option Holder may, at any time within the appropriate period as defined in paragraph 12.4 below by agreement with the Acquiring Company, release any Option of his then subsisting (the “Old Option” for the purposes of this paragraph) in consideration of the grant to him of a new option (the “New Option” for the purposes of this paragraph) PROVIDED that any New Option satisfies the conditions of paragraph 12.3 below.
12.3	The New Option must:-
12.3.1	be over shares in the Acquiring Company or a Controlling Company which shares must satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9 (and the term
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“Shares” in this Scheme shall thereafter be construed accordingly); and
12.3.2	be a right to acquire such number of shares which on acquisition of the New Option have an aggregate market value (determined in accordance with Part VIII of the Capital Gains Tax Act 1979) equal to the aggregate market value (determined on a like basis) of the Shares the subject of the Old Option immediately before its release; and

12.3.3	have a subscription price per share such that the aggregate price payable on complete exercise of the New Option equals the aggregate price which would have been payable on complete exercise of the Old Option at the time of its release.
12.4	The appropriate period referred to in paragraph 12.2 above is:-
12.4.1	in a case falling within paragraph 12.1.1 above, a period of six months commencing on the date when the Acquiring Company making the offer has obtained Control of the Company and any condition subject to which the offer is made is satisfied;

12.4.2	in a case falling within paragraph 12.1.2 above, six months beginning with the time when the court sanctions the compromise or arrangement; and

12.4.3	in a case falling within paragraph 12.1.3 above, the period during which the Acquiring Company remains so bound or entitled.
12.5	The New Option shall be exercisable in the same manner as the Old Option and in accordance with the provisions of the Scheme as it had effect in relation to the Old Option immediately before its release (references to the term “Option” in the Scheme being construed accordingly), and the New Option shall, for” all purposes of the Scheme other than paragraph 12.6 below, be treated as having been granted on the date when the corresponding Old Option was granted.

12.6	With effect from the grant of a New Option hereunder, paragraphs 8, 9 and 11 above, this paragraph 12, and paragraphs 13, 14 and 17 below and, for the purposes of paragraph 7 above, paragraphs 2(q) and 2(x) shall, in relation to the New Option, be construed as if references to the Company were references to the Acquiring Company, or as the case may be, the Controlling Company.
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13.	Winding Up

13.1	If notice is duly given of a resolution for the voluntary winding up of the Company an Option Holder may (notwithstanding the non-fulfilment of any special conditions imposed in accordance with paragraph 4.3 or the limitation period specified in paragraph 7.1) forthwith and until the commencement of the winding up exercise his Option, but the exercise of any Option pursuant to the provisions of this paragraph 13.1 shall be of no effect unless the said resolution is duly passed and as at the date of the resolution the Option is still capable of being exercised hereunder. Upon commencement of the winding up all Options shall cease and determine except in so far as is necessary to give effect to the provisions of this paragraph 13.1 but so that any Option may be exercised in accordance with paragraph 8 at the date upon which the said resolution is passed.

13.2	Save as mentioned in paragraph 13.1 all Options shall automatically lapse in the event of an effective resolution being passed or an order being made for the winding up of the Company.

14.	Adjustment on Variation of Capital

14.1	With the prior approval of the Inland Revenue the number of shares the subject of an Option, the Exercise Price and the limits specified in paragraph 5 shall be adjusted in such manner as the Board may determine and as the Auditors shall certify to be in their opinion fair and reasonable following any capitalisation issue, subdivision, consolidation or reduction of share capital or re-purchase of shares and in respect of any discount element in any rights issue provided that no adjustment made pursuant to this paragraph 14.1 shall have the effect of reducing the Exercise Price for each Share below the nominal value of a Share.

14.2	The Board may take such steps as it may consider necessary to advise Option Holders of any adjustment under paragraph 14.1 and to call in, cancel, endorse or issue any Option statements consequent upon such adjustment.

15.	Overseas Employees

15.1	Notwithstanding any other provisions of the Scheme other than paragraph 16.1.2, the Board may, in respect of invitations issued or Options granted to Eligible Employees who, in the opinion of the Board, are or may become primarily subject to taxation outside the United Kingdom on their remuneration, amend or alter the provisions of the Scheme and the terms of Options as the Board considers necessary or desirable to take account of relevant overseas taxation or securities laws provided that the terms of Options granted to such Eligible Employees are not more favourable than the terms of Options granted to other Eligible Employees.
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15.2	Any Option granted to any Eligible Employee subject to taxation on his remuneration in the United States of America that is intended to qualify as an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, shall be subject to all of the provisions of the Scheme, as modified below:
15.2.1	the Exercise Price shall be, in relation to each Share comprised in an Option, a price not less than the fair market value of a Share on the Date of the Grant;

15.2.2	notwithstanding paragraph 4.1, any Option granted under the Scheme shall be granted within 10 years from the date the Scheme is adopted, or the date the Scheme is approved by the shareholders, whichever is earlier;

15.2.3	notwithstanding paragraph 6.1, the aggregate fair market value (determined on the Date of Grant) of the Shares with respect to which the Options may first become exercisable by an Eligible Employee during any calendar year shall not exceed $100,000 except upon the occurrence of any event specified in paragraph 7.4, 11.1.1 or 11.1.2 or 13; and

15.2.4	no Eligible Employee shall be granted an Option if, on the Date of Grant, he owns Shares or other equity securities possessing more than 10 per cent of the total combined voting power of all classes of Shares and equity securities of the Company or any Subsidiary, unless: (i) the Exercise Price is at least 110 per cent of the fair market value of each Share comprised in the Option on the Date of Grant and (ii) such Option by its terms is not exercisable after the expiration of 5 years from the Date of Grant.
16.	Administration and Amendment

16.1	The Scheme shall in all respects be administered by the Board which will lay down and may thereafter from time to time amend the provisions of the Scheme (including any Option or special conditions attaching to any Option by virtue of paragraph 4.3) in any respect provided that:-
16.1.1	no materially adverse amendments shall be made affecting any rights already acquired by an Option Holder under the Scheme;

16.1.2	whilst the Approved Part of the Scheme is approved under Schedule 9 no amendment shall have effect save with the prior approval of the Inland Revenue and nothing shall be done to the
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Approved Part of the Scheme which would prejudice the obtaining of Inland Revenue approval or cause it to be withdrawn; and

16.1.3	except with the prior approval of the Company in General Meeting the provisions of paragraphs 2(j), 2(l), 2(n), 4.1, 4.4, 4.5, 4.6, 5, 6.1, 6.3, 7.4, 9.1, 11, 12, 13, 14.1, 15’,1 and this paragraph 16 shall not be altered materially to the advantage of Eligible Employees or Option Holders.
16.2	Notwithstanding anything to the contrary in paragraph 16.1, the Board may at any time by resolution and without other formality amend the Scheme in any way to the extent necessary to secure and maintain Inland Revenue approval to the Approved Part of the Scheme and to ensure that Inland Revenue approval to the Approved Part is not withdrawn pursuant to any statutory modification of the provisions of the Act.

16.3	The Company shall bear the costs of setting up and administering the Scheme.

16.4	The Company shall maintain all necessary books of account and records relating to the Scheme.

16.5	The Board shall have power to delegate to any person or corporation any of its administrative functions hereunder.

16.6	The Company shall keep available for issue sufficient unissued Shares or unclassified share capital to satisfy Options when they are exercised.

16.7	Subject to any subsisting rights of any Option Holder, the Board may terminate the Scheme at any time.

17.	Notices

Any notice or other communication required to be given hereunder to the Company or to an Option Holder shall be deemed to have been given if delivered personally or through the Barclays internal mail system or sent by telex, cable or first class prepaid mail (air mail, if overseas) in the case of the Company to its Registered Office or the telex number relating to that address and in the case of an Option Holder by sending the same addressed to-the Option Holder at his place of employment or his last known address or the telex number relating to such place or address. Any notice shall be deemed to have been given when left at the proper address, if delivered by hand during normal business hours; two business days after having been posted to an inland address by first class post prepaid in an envelope addressed to the proper address; five business days after having been posted to an overseas address by air mail post prepaid in an envelope addressed to the proper address; and on the business day next following the date of transmission if transmitted by telex or when actually received if sooner.
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18.	Governing Law

These Rules (including the Schedule hereto) shall be governed by and construed in accordance with English law.
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The Schedule
hereinbefore referred to
The Unapproved Part
1.	This Schedule sets out the provisions of the Unapproved Part of the Scheme.

2.	The provisions of the Unapproved Part of the Scheme shall be the provisions set out in the Approved Part of the Scheme with the following modifications:-

2.1	In paragraph 2(j) the words “but subject to paragraph 6.4” shall be omitted;

2.2	In paragraph 2(q) the words “and (iii) such one or more companies of which the Company or any Subsidiary owns 20% or more of the equity share capital as defined in Section 744 Companies Act 1985 as may be so nominated” shall be added after “Board” •

2.3	In paragraph 2(u) the words “which comply with the conditions in paragraphs 10 to 14 (inclusive) of Schedule 9” shall be omitted; and

2.4	Paragraphs 6.1, 6.2, 6.4, and 16.1.2 shall be omitted.

3.	Where by virtue of this Schedule any provision of the Approved Part of the Scheme is to be omitted in the Unapproved Part of the Scheme, all references to that provision in the Unapproved Part of the Scheme shall not apply.

4.	The Board may grant an Option to an Eligible Employee under the Unapproved Part of the Scheme in any case where the Board so determines.